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                        CERTIFICATE OF AMENDMENT OF
                  CERTIFICATE OF DESIGNATION, PREFERENCES
                      AND RIGHTS OF CLASS A, SERIES 1
                   PREFERENCE SHARES OF FIRETECTOR INC.



                      Pursuant to Section 242 of the
             General Corporation Law of the State of Delaware




         FIRETECTOR INC., a Delaware corporation (the
"Corporation"), hereby certifies:

         First: That pursuant to a written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended Certificate of Designation, Preferences and Rights of Class A, Series 1 Preference Shares filed with the State of Delaware Office of Secretary of State on June 4, 1992, declaring said amendment to be advisable and calling a meeting of the stockholders entitled to vote thereon. The resolution setting forth the proposed amendment is as follows:

              RESOLVED, that the Board of Directors, finding it necessary to amend the Corporations Certificate of Designation, Preferences and Rights governing its Class A, Series 1 Preference Shares to induce Mirtronics to convert its debt holdings in the Corporation into an equity position, shall recommend to the holders of Preference Shares, that the Amended Certificate of Designation, Preferences and Rights of Class A, Series 1 Preference Shares filed with the State of Delaware Office of Secretary of State on June 4, 1992, be amended in accordance with Section 242 of the Delaware General Corporation Law to effect the following changes:

         a) to decrease the number of votes per share of Preference Stock from five (5) to two (2);

         b) to decrease the Preference Stock conversion rate from five (5) shares to two (2) shares of Common Stock for each share of Preference Stock;

         c) to provide the holders of Preference Stock (as defined below) the right, at any time and from time to time, to require the Corporation to redeem the Preference Stock together with all accrued and unpaid dividends thereon; and

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         d)   to provide the holders of Preference Stock with
         certain protections against diminution of the Corporation's assets and certain organic changes in the existence of the Corporation.

         The entire text of the Certificate of Designation, as amended shall read as follows:




         1. Designation. The series of Preferred Stock provided for herein shall be designated as Class A, Series 1 Preference Shares (the "Preference Stock") and the number of authorized shares constituting the Preference Stock shall be 2,000,000.

         2. Dividends. The holders of Preference Stock (the "Preferred Holders") shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative cash dividends, payable quarterly on the last business day of March, June, September and December in each year, commencing June 1995, at a rate per share equal to the interest rate charged by The First Bank of the Americas, New York to their most creditworthy customers, on the stated value thereof. For purposes of calculating dividends only, the stated value of the Preference Stock shall be $1.00 per share.

         3. Voting Rights. Preferred Holders shall have the following voting rights:

              A. Each share of Preference Stock shall entitle the holder thereof to two (2) votes on all matters submitted to a vote of the Corporation's stockholders;

              B. Except as otherwise provided herein or by law, Preferred Holders and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation's stockholders;

director
         C. For as long as any shares of Preference Stock shall be issued and outstanding, the number of directors constituting the Board of Directors of the Corporation shall be increased by one and Preferred Holders shall have, in addition to the rights set forth in Paragraphs A, B and D, the special right, voting separately as a single class, to elect one director of the Corporation to fill such newly created directorship at the next succeeding annual meeting of stockholders (and at each succeeding annual meeting of stockholders thereafter until such right shall terminate as

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    hereinafter provided).

               At each meeting of stockholders at which the Preferred Holders shall have the right to vote separately as a single class, the presence in person or by proxy of the holders of record of one-third of the total number of shares of the Preference Stock then outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such holders as a class. At any such meeting or adjournment thereof,

              (i) the absence of a quorum of Preferred Holders shall not prevent the election of directors other than those to be elected by the Preferred Holders and the absence of a quorum of the holders of any other class of stock for the election of such other directors shall not prevent the election of the directors to be elected by the Preferred Holders, and

              (ii) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the class or classes which lack a quorum shall have the power to adjourn for the period of up to 30 days the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting until a quorum shall be present.

              Each director elected by the Preferred Holders as provided in this Paragraph C shall hold office until the annual meeting of stockholders next succeeding his election or until his successor, if any, is elected by such Preferred Holders and qualified.

              In case a vacancy shall occur of the director elected by the Preferred Holders as provided in this Paragraph C, such vacancy may be filled for the unexpired portion of the term by vote of such Preferred Holders given at a special meeting of such Preferred Holders called for that purpose; and

              D. The consent of the holders of at least a majority of the outstanding shares of the Preference Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of stockholders called for the purpose, shall be necessary to:

         (i) amend the Certificate of Incorporation, including the provisions of the Certificate of Designations,

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         Preference and Rights of Class A, Series 1 Preference
         Shares which embodies this resolution;

         (ii) amend the Corporation's By-laws;

         (iii) authorize, effect, approve or validate (x) the merger or consolidation of the Corporation into or with any other corporation, (y) the sale of all or substantially all of the assets of the Corporation, or
         (z) the dissolution of the Corporation;

         (iv) create, assume, incur or otherwise become or remain obligated in respect of any indebtedness for borrowed money or any other liability evidenced by bonds, debentures, notes or similar instruments, in excess of $100,000.00;

         (v) become liable with respect to any obligation of any other person, except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

         (vi) create, assume, incur, permit, or suffer to exist any lien, charge or encumbrance (together, "Liens") upon or with respect to any of its assets, whether now owned or hereafter acquired, or upon any income or profits therefrom except Liens (a) in effect on the date hereof, (b) for taxes and other governmental charges, (c) of materialmen, mechanics, carriers, warehousemen or landlords incurred in the ordinary course of business, or (d) incidental to either the ordinary and normal conduct of its business or the ownership of its assets, provided that in the case of
         (b) or (c), payment is not yet due or is being contested by appropriate proceedings and, in the case of (d), the Liens are not incurred in connection with the creation or assumption of indebtedness and do not materially impair the Borrowers' use of assets in their respective businesses;

         (vii) purchase or acquire (a) assets constituting the business or a division or operating unit of any person, corporation, association or other entity ("Person") or
         (b) the stock, securities or obligations of an Person except (1) current trade and customer accounts receivable for goods sold or payable in accordance with customary trade terms, (2) notes accepted in the ordinary course of business, (3) direct obligations of the United States of America with a maturity of not more than 365 days, (4) certificates of deposit of, or other time deposits with, banks having total capital in excess of one billion dollars maturing in not more than

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         365 days, and (5) investments in open-end regulated
         investment companies which invest in money market and other debt securities with maturities generally not exceeding one year;

         (viii) lend money or extend credit, or make or permit to be outstanding loans or advances, to any Person, except, in the ordinary course of business, loans or advances (a) in the nature of prepayments to subcontractors and suppliers and (b) as contemplated by paragraph 3(D)(vii)(b)(1) and (2);

         (ix) make any capital expenditure during any fiscal year for fixed assets exceeding $100,000.00;

         (x) enter into or be a party to any arrangement entered into after the date hereof providing for the leasing to the Corporation or any of its subsidiaries of real or personal property;

         (xi) declare, pay or make any dividend or other distribution on any shares of the Corporation's capital stock or redeem, retire, purchase or acquire directly or indirectly any shares of its capital stock now or hereafter outstanding or return any capital to its stockholders;

         (xii) effect any transaction after the date hereof with, or on behalf of, any affiliate (a) not in the ordinary course of the Corporation's business or (b) on a basis less favorable to the Corporation than would be the case if such transaction had been effected with a Person who is not an Affiliate or make any transfer or payment to or directly or indirectly for the benefit of any Affiliate without receiving full value therefor or make any transfer or cash or non-cash payment (including any such payment in the form of fringe benefits such as personal use of company facilities or resources) to or directly or indirectly for the benefit of any Affiliate in respect of any services;

         (xiii) issue (originally, as opposed to issue on transfer), sell or otherwise dispose of after the date hereof (a) any shares of any class of its capital stock (except pursuant to an offering registered pursuant to the Securities Act of 1933, as amended, or any warrants or options outstanding as of the date hereof, (b) any options or warrants to purchase or rights to acquire or subscribe for any such shares except for options to purchase not more than 300,000 shares of Common Stock pursuant to the Corporation's 1990 Non-Qualified Stock Option Plan for employees, or (c) any securities,

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         convertible into any such shares;

         (xiv) sell with recourse, or discount or otherwise sell for less than the face value thereof, any substantial portion of its notes or accounts receivable; or

         (xv) permit any of its Subsidiaries to violate any of the covenants set forth in this Article 3.


         4.   Certain Restrictions.

              A.   Whenever quarterly dividends or other
dividends or distributions payable on the Preference Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

              (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preference Stock:

              (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preference Stock except dividends paid ratably on the Preference Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

              (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preference Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Preference Stock; or

              (iv) redeem or purchase or otherwise acquire for consideration any shares of Preference Stock, or any shares of stock ranking on a parity with the Preference Stock, except in accordance with a purchase offer made in writing or by publication

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              (as determined by the Board of Directors) to all
              holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              B.   The Corporation shall not permit any
subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph A of this Section 4 purchase or otherwise acquire such shares at such time and in such manner.

         5. Liquidation Preference. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock, the amount of $1.00 per share, plus an amount equal to all dividends, whether or not declared, on such shares accrued and unpaid thereon to the date of the final distribution.

         6.   Conversion Rights

              A. General. At the option of the holder or holders thereof, shares of Preference Stock may be converted (the "Conversion Right"), at any time or from time to time while outstanding, at the par value thereof into fully and nonassessable shares of Common Stock, at the rate of two (2) shares of Common Stock for each share of Preference Stock (the "Conversion Price"). The conversion of shares of Preference Stock shall be effected by and upon surrender by the holder thereof of the certificates therefore together with written notice of the election of such holder to exercise these conversion rights herein provided (the "Conversion Notice").

              B. Issuance of Certificates. The conversion of shares of Preference Stock shall be deemed to have been effected on the date of receipt by the Secretary of the Corporation of the Conversion Notice, accompanied by documents satisfactory to the Corporation as provided in Paragraph A above, and such date is referred to herein as the "Conversion Date". As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of the holder delivering the Conversion Notice a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as hereinbelow provided. The person in whose name the certificate or certificates for Common Stock are

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to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date.

              C. Reservation of Shares. The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preference Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding Preference Stock. In accordance with the applicable Delaware laws and regulations, the Corporation shall, from time to time, increase its number of authorized shares sufficient to permit the conversion of all outstanding Preference Stock.

              D.   Subdivision, Consolidation or Changes.

                   1. If at any time while the Conversion Right is outstanding, the Corporation's outstanding Common Stock shall be subdivided, redivided or changed into a greater number or consolidated into a lesser number of Common Stock, or the outstanding Common Stock shall be reclassified, upon the exercise of its Conversion Right, the holder of shares of Preferred Stock shall be entitled to receive and shall accept in lieu of the number of shares of Common Stock then subscribed for by it, but for the same aggregate consideration payable, the aggregate number of shares of Common Stock of the appropriate classes that the holder of shares of Preferred Stock would have been entitled to receive as a result of such subdivision, redivision, change, consolidation or reclassification if, on the record date or the effective date for such action, it had been the registered holder of that number of subscribed shares of Common Stock.

                   2. If at any time while the Conversion Right is outstanding, there is a capital reorganization of the Corporation not covered in Section 6(D)(1), or a consolidation or merger of the Corporation with or into any other corporation, or the sale of all or substantially all of the properties and assets of the Corporation to any other corporation, the holder of Preferred Stock shall be entitled to receive and shall accept in lieu of the number of shares of Common Stock then subscribed for by it, but for the same aggregate consideration payable therefor, the number of shares or other securities or property of the Corporation or of the corporation resulting from such merger or consolidation or to which such sale may be made, as the case may be, that the holder of Preferred Stock would have been entitled to receive on such capital reorganization, consolidation, merger or sale if, on the record date or the effective date of such action, it had been the registered holder of that number of

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subscribed shares of Common Stock.

                   3.  The adjustments provided for in this
Section 6(D), shall be cumulative.

         7.   Additional Classes or Series

         The Corporation shall not authorize or issue shares of the capital stock of the Corporation with voting, liquidation, dividend or other rights and preferences superior to the Preference Stock without the consent of the holders of a majority of the outstanding shares of the Preference Stock, voting as a class.

         8.   Redemption

         At any time, the holders of a majority of the issued and outstanding Preference Stock may require the Corporation to redeem all or any part of the then outstanding shares of Preferred Stock at a price of $1.00 per share, together with all accrued and unpaid dividends thereon on a dollar for dollar basis (the "Redemption Price")."





         SECOND: That thereafter, the sole stockholder entitled to vote thereon executed a Written Consent in lieu of special meeting, in accordance with Sections 228 of the Delaware General
Corporation Law, approving the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware
General Corporation Law.

         IN WITNESS WHEREOF, Firetector Inc. has caused this amended certificate to be duly executed this 15th day of March,1995.

                             FIRETECTOR INC.


                             By: /s/RICHARD H. AXELSEN
                                 Richard H. Axelsen, President

Attest:

Marc Palker, Secretary